Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “First Amendment” or this “Amendment”), dated effective as of May 7th, 2020, is entered into by and among STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (the “Borrower”), each of the entities listed on the signature pages hereof as guarantors (the “Guarantors”) and BBVA USA, f/k/a COMPASS BANK, N.A., as administrative agent (the “Administrative Agent”) for the lenders to the Credit Agreement referred to below (the “Lenders”) and the Lenders party hereto.

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders entered into that certain Amended and Restated Credit Agreement dated as of November 9, 2018 (as may be amended from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed to make available to the Borrower a revolving credit commitment. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, BankUnited and City National Bank (CA) each desire to join the Credit Agreement as a Lender (each, a “New Lender” and collectively, the “New Lenders”); and

WHEREAS, the Borrower has now asked the Lenders to amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing do so subject to the terms and conditions set forth herein, provided that the Borrower and Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the Loan Documents;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Amendment. As of the First Amendment Effective Date, the Credit Agreement is amended as follows:

(a)            The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. On the First Amendment Effective Date, the aggregate amount of the Lenders’ Commitments is $200,000,000.

“EBITDA” means, for any period, without duplication, the Consolidated Net Income for such period plus (a) (i) cash Interest Expense, income tax expense, depreciation, amortization and income attributable to non-controlling interests, (ii) all stock based compensation, (iii) extraordinary, unusual or non-recurring non-cash charges approved by the Administrative Agent in its reasonable discretion, (iv) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption, and (v)  actual non-recurring cash charges incurred to realize cost savings initiatives, including severance, office location closures and other similar margin improvement actions, as approved by the Administrative Agent in its reasonable discretion, and (b) plus or minus, as applicable, unrealized mark-to-market gains or losses on investments held by Borrower in connection with its business operations.

“Maturity Date” means the fifth anniversary of the First Amendment Effective Date.

(b)            Section 1.01 of the Credit Agreement is hereby further amended by adding the following definitions in the proper alphabetical order:

“Administrator” has the meaning specified in Section 2.13(b).

“Benchmark” means the LIBO Rate or a Benchmark Replacement that has become effective hereunder, as applicable.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant governmental body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for syndicated credit facilities similar to the credit facility or facilities hereunder denominated in Dollars and (b) the Benchmark Replacement Adjustment (which, in each case, may include a rate that is published on an information service as selected by the Administrative Agent from time to time, and may be updated periodically); provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided, further, that any Benchmark Replacement shall be administratively feasible as determined by Administrative Agent.

“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of the then-current Benchmark with an alternative benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with an alternative benchmark rate, as applicable, by the relevant governmental body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with an alternative benchmark rate, as applicable, at such time for U.S. syndicated credit facilities denominated in Dollars (which, in each case, may include an adjustment or method for calculating or determining such an adjustment that is published on an information service as selected by the Administrative Agent from time to time, and may be updated periodically).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (i) of Section 2.13(b), the date selected by the Administrative Agent; or

(b)            in the case of clauses (ii), (iii) or (iv) of Section 2.13(b), the later of:

(i)              the date of the public statement or publication of information referenced therein (if applicable) and

(ii)             the date on which the Administrator permanently or indefinitely ceases to provide such Benchmark; or

(c)            in the case of clause (v) of Section 2.13(b), the date of the public statement or publication of information referenced therein; or

(d)            in the case of clause (vi) of Section 2.13(b), the date specified by the Administrative Agent by notice to the Borrower and the Lenders.

“Benchmark Transition Event” has the meaning specified in Section 2.13(b).

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event pursuant to any of clauses (i) through (v) of Section 2.13(b), the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of a Benchmark Transition Event pursuant to any clause (vi) Section 2.13(b), the date specified by the Administrative Agent by notice to the Borrower and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period) (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and the other Loan Documents in accordance with Section 2.13(b), and (z) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes under this Agreement and the other Loan Documents pursuant Section 2.13(b).

“First Amendment Effective Date” means May 7, 2020.

(c)            A new Section 1.05 is added to the Credit Agreement to read as follows:

Section 1.05 Notification and Limitation of Liability – LIBO Rate and Related Matters. The interest rate on LIBO Rate Loans is determined by reference to LIBO Rate, which is derived from the London Interbank Offered Rate, and the London Interbank Offered Rate is currently administered by ICE Benchmark Administration Limited (“IBA”). The U.K. Financial Conduct Authority announced in July 2017 that, after December 31, 2021, it would no longer persuade or compel contributing banks to make rate submissions to IBA. As a result, it is possible that the London Interbank Offered Rate may no longer be available after such date or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Loans. Section 2.13 provides a mechanism for (a) determining an alternative rate of interest in the event that the LIBO Rate (or any then-current Benchmark, or any component thereof is no longer available or in the other circumstances set forth in that Section and (b) modifying this Agreement to give effect to such alternative rate of interest. Neither the Administrative Agent nor BBVA USA individually, nor any Affiliate or Related Party of BBVA USA, warrants or accepts any responsibility for, or shall have any liability with respect to, (i) the administration or submission of, or any other matter related to, the London Interbank Offered Rate, the LIBO Rate (or any component thereof) or any such other Benchmark (or any component thereof) or, in each case, with respect to any alternative or successor rate thereto or replacement rate thereof, including, without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Agreement, will have the same value as, or be economically equivalent to, the LIBO Rate or any such other Benchmark that is replaced, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  References herein to a component of, or a published component used in the calculation of the LIBO Rate are deemed to include the Reuters Screens referred to in the definition of LIBO Rate or any successor thereto or substitutes therefor.

(d)           Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.13 Inability to Determine Rates.

(a)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent shall have determined with respect to the LIBO Rate or any other then-current Benchmark that (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate (or such other then-current Benchmark, as applicable), (ii) such Benchmark does not adequately and fairly reflect the effective cost to the Lenders of making or maintaining a Eurodollar Loan (or a Loan based on such other then-current Benchmark, as applicable), or (iii) the making, maintenance or funding of a Loan based on the LIBO Rate (or such other then-current Benchmark, as applicable) has been made impractical or unlawful, then, and in any such event (unless such event constitutes a Benchmark Transition Event), Administrative Agent may so notify Borrower and as of the date of such notification (y) any request hereunder for the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan (or a Loan based on such other then-current Benchmark, as applicable) shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, an ABR Loan and (z) if any request is made hereunder for a Eurodollar Loan (or a Loan based on such other then-current Benchmark, as applicable), such Loan shall be made as ABR Loan, in each case unless and until Administrative Agent shall have determined that such circumstances shall no longer exist and shall have revoked such notice.

(b)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if, with respect to the LIBO Rate or any other then-current Benchmark the Administrative Agent shall have determined that:

(i)              the circumstances set forth in Section 2.13(a) have arisen and such circumstances are unlikely to be temporary; or

(ii)             the administrator for the LIBO Rate or such other then-current Benchmark (or for a published component used in the calculation thereof) the “Administrator”) has discontinued its administration and publication of the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(iii)            a public statement or publication of information is made by or on behalf of the Administrator announcing that the Administrator has ceased or will cease to provide the Benchmark (or the published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(iv)             a public statement or publication of information is made by or on behalf of the regulatory supervisor for the Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Administrator, a resolution authority with jurisdiction over the Administrator or a court or an entity with similar insolvency or resolution authority over the Administrator, which states that the Administrator has ceased or will cease to provide the Benchmark (or the published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(v)               a public statement or publication of information is made by or on behalf of the regulatory supervisor for the Administrator announcing that the Benchmark (or the published component used in the calculation thereof) is no longer representative; or

(vi)             syndicated credit facilities similar to the credit facility or facilities under this Agreement being executed at such time, or that include language similar to that contained in this Section 2.13, are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace the Benchmark (or a component used in the calculation thereof) and (in the case of this clause (vi)) the Administrative Agent has elected to treat such circumstance as a Benchmark Transition Event hereunder;

(each of clauses (i) through (vi) above being referred to herein as a “Benchmark Transition Event”) then the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate or such other then-current Benchmark, as applicable, with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 10.02, any such amendment with respect to a Benchmark Transition Event (y) pursuant to any of clauses (i) through (v) above will become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York time on the fifth (5th) Business Day after the Administrative Agent has posted or otherwise made available such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders or (z) pursuant to clause (vi) above will become effective without any further action or consent of any other party to this Agreement on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.

In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13. The Administrative Agent will attempt to consult with the Borrower simultaneously with or prior to making changes as described in this Section 2.13, provided the final decision shall be solely that of the Administrative Agent and it shall incur no liability for any failure to so consult.

Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement shall be determined in accordance with this Section 2.13(c), (y) any request hereunder for the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan (or a Loan based on such other then-current Benchmark, as applicable) shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, an ABR Loan, and (z) if any request is made hereunder for a Eurodollar Loan, such Eurodollar Loan (or a Loan based on such other then-current Benchmark, as applicable) shall be made as a ABR Loan. During any Benchmark Unavailability Period, any component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate.

(e)            Section 2.20(a) to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) If no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time during the Availability Period request an increase of the Commitments of up to an additional $50,000,000 (the “Additional Commitment”) by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Request”); provided, however, that, in the event such Commitment Increase Request is approved as described in paragraph (b) below, (i) the minimum amount of any such increase shall be $10,000,000 and (ii) the aggregate amount of the Lenders’ Commitments shall not exceed $250,000,000.”

(f)             Section 10.02 of the Credit Agreement is hereby amended by adding a new paragraph (d) thereto to read as follows:

(d)       This Section 10.02 shall not apply to changes made pursuant to Section 2.13 and changes to said Section may be made by the Administrative Agent as described therein.

(g)            Schedule 2.01 to Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

2.             Conditions Precedent. This Amendment shall become effective on the date on which the following conditions are satisfied (the “First Amendment Effective Date”):

(a)             after giving effect to this Amendment, no Default or Event of Default shall exist;

(b)             the Administrative Agent (or its counsel) shall have received counterparts of this Amendment, duly executed by the Borrower, each Guarantor and each of the Lenders (including the New Lenders);

(c)              the Administrative Agent shall have received for each Lender a promissory note or an amended and restated promissory note reflecting such Lender’s Commitment after giving effect to this Amendment;

(d)              the Administrative Agent shall have received a favorable written opinion of Locke Lord LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(e)               the Administrative Agent shall have received from the Borrower a certificate of each Obligor signed by an authorized officer of such Obligor certifying and attaching the resolutions adopted by such Obligor approving or consenting to the increase of the Commitments pursuant to this Amendment; and

(f)               all fees and expenses payable to the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) accrued to date and billed shall have been paid in full to the extent invoiced prior to the date hereof, but without prejudice to the later payment of accrued fees and expenses not so invoiced.

3.             Replacement of Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby replaced in its entirety with Schedule 2.01 hereto and Schedule 2.01 hereto shall be deemed to be attached as Schedule 2.01 to the Credit Agreement. After giving effect to this First Amendment, the amendments to the Credit Agreement set forth in Section 1 hereof and any Borrowings made on the First Amendment Effective Date, (a) each Lender (including the New Lenders) who holds Loans in an aggregate amount less than its Applicable Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans, (b) each Lender’s (including the New Lenders’) participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Credit Exposure applicable to each Lender (including the New Lenders) equals its Applicable Percentage of the aggregate Credit Exposure of all Lenders and (d) such adjustments shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if such Lenders had executed an Assignment and Assumption with respect to such adjustments.

4.             New Lenders. Each New Lender hereby joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Lender thereunder and under each and every other Loan Document to which any Lender is required to be bound by the Credit Agreement, to the same extent as if each New Lender were an original signatory thereto. Each New Lender hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto. Each New Lender represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this First Amendment, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it has received a copy of the Credit Agreement and copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this First Amendment and to become a Lender on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (c) from and after the First Amendment Effective Date, it shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

5.              Ratification. Each of the Borrower and each Guarantor hereby ratifies all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the New Lenders are Lenders under the Loan Documents with all of the rights and obligations of a Lender thereunder and the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of the Lenders created by or contained in any of such documents nor is the Borrower nor any Guarantor released from any covenant, warranty or obligation created by or contained herein or therein.

6.               Representations and Warranties. The Borrower and each Guarantor hereby represent and warrant to the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower and each of the Guarantors, (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and each of the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) after giving effect to this Amendment, the representations and warranties made by it in the Credit Agreement and the Loan Documents to which it is a party are true and correct on and as of the date hereof in all material respects as though made as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date in which case they are true and correct as of such earlier date, (d) after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement or under any Loan Document, (e) the Persons appearing as Guarantors on the signature pages to this Amendment constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, and (f) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and each of the Guarantors.

7.              Release and Indemnity.

(a)            The Borrower and each Guarantor hereby release and forever discharge the Administrative Agent, each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by the Borrower or any Guarantor including any such caused by the actions or negligence of the indemnified party (other than its gross negligence or willful misconduct).

(b)            The Borrower and each Guarantor hereby ratify the indemnification provisions contained in the Loan Documents, including, without limitation, Article VIII and Section 10.03(b) of the Credit Agreement, and agree that the Guarantee is in full force and effect after the execution and delivery of this Amendment, and that all losses, claims, damages and expenses related thereto shall be covered by such indemnities.

8.              Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or electronic form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

9.              Governing Law. This Amendment shall be construed in accordance with and governed by the Law of the State of New York, without regard to such state’s conflict of laws rules.

10.             Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ADMIISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:

BBVA USA f/k/a COMPASS BANK, N.A.

By:	/s/ Cindy Young
Name: Cindy Young
Title: Senior Vice President

LENDER:

ZIONS BANCORPORATION, N.A. d/b/a AMEGY BANK

By:	/s/ Lauren Page
Name: Lauren Page
Title: Vice President

LENDER:

IBERIABANK

By:	/s/ Steven Krueger
Name: Steven Krueger
Title: Executive Vice President

LENDER:

TEXAS CAPITAL BANK, N.A.

By:	/s/ Kurt A. Goeringer
Name: Kurt A. Goeringer
Title: Executive Vice President

LENDER:

BANKUNITED, N.A.

By:	/s/ Craig Kincade
Name: Craig Kincade
Title: Senior Vice President

LENDER:

CITY NATIONAL BANK (CA)

By:	/s/ Forest McGann
Name: Forest McGann
Title: Senior Credit Officer

BORROWER:

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation

By:	/s/ David Hisey
David Hisey
Chief Financial Officer

GUARANTORS:

STEWART TITLE COMPANY, a Texas corporation

By:	/s/ David Hisey
David Hisey
Chief Financial Officer

STEWART LENDER SERVICES, INC., a Texas corporation

By:	/s/ David Hisey
David Hisey
Chief Financial Officer